Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Eric R. Marchetto,
Executive Vice President and Chief Commercial Officer
TrinityRail
April 26, 2018
Thank you, Scott, and good morning everyone!
The first quarter performance for the business segments within TrinityRail reflects both the scale and strength of the integrated business model which differentiate our railcar leasing, manufacturing, and service platforms. I will provide comments on the rail market, our commercial activity, and operating performance of our TrinityRail platforms.
North American rail traffic volumes were positive during the first quarter as compared to last year’s first quarter, despite weather and service-related challenges that negatively impacted rail system fluidity. As industrial production gains momentum and new business investments continue, we believe demand for railcars is also improving. We are experiencing increased demand for railcars across many commodity markets and available railcar equipment in these markets is tightening in response. The North American railcar active fleet grew during the first quarter, as over 25,000 previously idle railcars were placed into service. We remain encouraged by improving railcar fundamentals.
We remain active within the railcar secondary market, with two transactions completed during the first quarter. We sold a small portfolio of railcars to an RIV partner to complement their previous portfolio acquisition from TrinityRail. Institutional investors continue to show interest in investing in railcar lease portfolios. As referenced during our last call, we acquired a portfolio in the secondary market of approximately 1,100 tank cars at a discount to replacement value. Many of these railcars were off lease at the time of purchase, negatively impacting our quarterly utilization statistic. We have placed some of these railcars into service already and, based on our recent commercial activity, we are optimistic we will be able to place the majority of these railcars into service in the near-term. We are watching the market closely, and planning additional portfolio purchases in the secondary market this year.
We continue to grow the TrinityRail lease fleet. At the end of the first quarter, our owned and managed fleet was approximately 119,000 railcars, representing growth of 13% year-over-year. Lease fleet utilization at the end of the quarter was 96.1%, this was negatively impacted by the railcar portfolio purchase I referenced and the early termination of a group of railcar leases related to a customer bankruptcy. We expect the utilization decline to be short-term, with improved levels to follow.
Railcar lease rates are beginning to improve from recent low levels. Generally speaking, current lease rates remain below those of expiring leases, which will impact our year-over-year revenue comparisons. Historically, growth in North American Industrial production has led to improvement in the rail market. In addition, rising interest rates and higher domestic steel prices have usually increased lease pricing on new railcars.
New railcar order activity in the first quarter is encouraging. We received orders for approximately 4,700 new railcars serving select growth and replacement end markets, many of which were for 2019 delivery. Approximately 40% of the orders received during the first quarter are for delivery to customers within our lease fleet. The remainder are direct sales to 3rd parties. The new railcar order received during the first quarter reflect a diverse mix of railcars including a number of specialty railcars which have a higher selling prices.
I am pleased with our Rail Group’s results which reflect various cost control efforts specific to operating expenses. Our backlog provides good visibility of our new railcar production schedule. We expect to deliver approximately 20,500 railcars in 2018. The Rail Group executed upon a moderating delivery schedule of

5,725 railcars in the first quarter. While year over year quarterly revenue and operating profit performance improved due to higher volume of deliveries, operating profit margin declined due to lower pricing on delivered railcars. Based on our current production capacity and material lead times, we have the ability to increase our 2018 deliveries above the guidance with incremental orders and drive operating leverage within the business.
Our maintenance business has focused on meeting additional demand to serve the needs of our owned lease fleet and those of key customers. We made a significant investment in the last few years to expand our service capabilities and geographic footprint. These service expansions were due to demand for HM 251 modifications, auto-rack recertifications, and other regulatory compliance requirements. We continue to see opportunities for growth within this business by providing additional service offerings related to the railcar products we manufacture and lease.
In closing, TrinityRail continues to demonstrate the effectiveness of its integrated leasing, manufacturing, and services business model. Our scale positions us to grow our market leading platform in a cost-effective manner. The quality of our products and ability to respond quickly to customer needs, differentiate us in the market place. Our broad participation in the railcar value chain, combined with our operational flexibility, enables us to quickly adjust to shifts in market demand. We are well-positioned to respond as demand for railcars improves.
I will now turn it over to James for his remarks.